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                                                                     Exhibit 2.1

                              FOR IMMEDIATE RELEASE

                                                 Financial Information Contacts:
                                             Ken Cornelius, Vice President & CFO
                                  Dennis Chelminski, Vice President & Controller
[PRESTOLITE ELECTRIC LOGO]                                 Phone: (734) 913-6600


PRESTOLITE ELECTRIC ANNOUNCES DEFINITIVE AGREEMENT TO SELL COMPANY

ANN ARBOR, MI, MARCH 4, 2004 - Prestolite Electric Holding, Inc. ("Prestolite Electric") today announced that Genstar Capital, ULC ("Genstar Capital") and Prestolite Electric have signed a definitive agreement with an affiliate of First Atlantic Capital, Ltd. ("First Atlantic") to sell Prestolite Electric, a Genstar Capital portfolio company. The purchase price was not disclosed. The transaction, which is subject to customary closing conditions, is expected to close in April 2004. Upon closing the transaction, Prestolite Electric Incorporated, the principal operating subsidiary of Prestolite Electric, will call its 9 5/8% Senior Notes Due 2008 for redemption.

ABOUT PRESTOLITE ELECTRIC HOLDING, INC.

Prestolite Electric is a global manufacturer of alternators and starter motors selling into niche markets for heavy-duty (truck, bus, emergency, off-road), military and industrial applications. These are supplied under the Prestolite Electric, Leece-Neville and Indiel brand names for original equipment and aftermarket application on a variety of vehicles and industrial equipment. Headquartered in Ann Arbor, Michigan, Prestolite has operations in Arcade, NY; Garfield, NJ; Florence, KY; Acton and Leyland, England; Buenos Aires and San Luis, Argentina; and Beijing, China.

CIBC World Markets Corp. acted as exclusive financial advisor to Prestolite Electric.

ABOUT GENSTAR CAPITAL, ULC

Genstar Capital, ULC was the first private equity fund bearing the Genstar Capital name, specializing in leveraged acquisitions of middle market companies, and Prestolite Electric is the last portfolio company to be sold from the Genstar Capital portfolio. There have been two successor funds to Genstar Capital, the latest of which is Genstar Capital Partners III, L.P. with $221 million of committed capital. Genstar Capital has a long, and very successful, history of investing in companies active in dynamic markets, including life sciences, information technology and industrial technology. For additional information, please visit www.gencap.com.


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ABOUT FIRST ATLANTIC CAPITAL, LTD.

First Atlantic Capital, Ltd. is a New York City-based private equity investment firm specializing in acquiring and growing both private and publicly owned middle-market companies, as well as subsidiaries and divisions of large corporations. Since its inception in 1989, First Atlantic has consistently generated superior long-term investment returns for its investors and management partners. First Atlantic has major investments in the packaging, food and beverage, retail golf, aerospace manufacturing and traffic management industries. For additional information, please visit www.firstatlanticcapital.com.

This release contains forward-looking statements that involve risks and uncertainties regarding the anticipated financial and operating results of the company, including statements regarding the proposed acquisition by an affiliate of First Atlantic Capital, Ltd. and the redemption of the 9 5/8% Senior Notes Due 2008. Such statements are only predictions and involve risks and uncertainties such that actual results and performance may differ materially. These and other risks are detailed from time to time in Prestolite's periodic reports that are filed with the Securities and Exchange Commission, including Prestolite's annual report on Form 10-K for the fiscal year ended December 31, 2002 and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2003. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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